Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 1, 2007	File No. 333-142556
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated June 1, 2007, relating to offers and resales of up to 6,050,000 shares of our common stock, including 2,000,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-142556). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Quarterly Report on Form 10-QSB for Fiscal Quarter Ended June 30, 2007
     On August 14, 2007, we filed with the Securities and Exchange Commission a quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2007. The Form 10-QSB, as filed (but without the exhibits filed with the Form 10-QSB), is set forth below.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 14, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 10-QSB
(Mark One)

☑	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2007

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT
For the transition period from                      to
Commission File Number: 333-123081
HEALTH BENEFITS DIRECT CORPORATION

(Exact Name of Small Business Issuer as Specified in Its Charter)

Delaware	98-0438502

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
150 North Radnor-Chester Rd.
Radnor Financial Center, Suite B101
Radnor, Pennsylvania 19087

(Address of Principal Executive Offices)
(484) 654-2200

(Issuer’s Telephone Number, Including Area Code)
(Former name, Former Address and Former Fiscal Year, if Changed Since Last Report)
Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 34,098,971 shares of common stock at August 14, 2007.
Transitional Small Business Disclosure Format (check one): Yes ☐ No ☑

HEALTH BENEFITS DIRECT CORPORATION
FORM 10-QSB
QUARTERLY PERIOD ENDED June 30, 2007

Part I. Financial Information
Item 1. Financial Statements
HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
June 30, 2007
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$11,037,198
Accounts receivable, less allowance for doubtful accounts of $25,317	1,317,323
Deferred compensation advances	861,138
Prepaid expenses	278,961
Other current assets	41,937

Total current assets	13,536,557

Restricted cash	1,150,000
Property and equipment, net of accumulated depreciation of $797,804	1,550,578
Intangibles, net of accumulated amortization of $2,254,802	3,542,431
Other assets	329,107

Total assets	$20,108,673

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,220,274
Accrued expenses	1,485,217
Unearned commission advances	7,384,312

Total current liabilities	10,089,803

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	—
Common stock ($.001 par value; 90,000,000 shares authorized; 34,098,971 shares issued and outstanding	34,099
Additional paid-in capital	36,440,694
Accumulated deficit	(24,241,893)
Deferred compensation	(2,214,030)

Total shareholders’ equity	10,018,870

Total liabilities and shareholders’ equity	$20,108,673

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$5,143,393	$2,591,672	$9,656,408	$3,859,979

Operating Expenses:
Salaries, commission and related taxes	3,821,704	3,706,808	7,915,624	5,538,358
Lead, advertising and other marketing	1,934,069	969,284	3,795,653	1,571,557
Depreciation and amortization	561,978	770,042	1,113,084	839,313
Rent, utilities, telephone and communications	613,713	535,576	1,264,452	787,195
Professional fees	633,421	419,954	893,728	788,262
Other general and administrative	402,015	537,654	806,136	862,421

	7,966,900	6,939,318	15,788,677	10,387,106

Loss from operations	(2,823,507)	(4,347,646)	(6,132,269)	(6,527,127)

Other income (expense):
Registration rights penalty reversal	—	—	—	60,537
Interest income	123,569	91,304	172,647	203,582
Interest expense	(7,201)	(8,144)	(16,015)	(13,837)

Total other income (expense)	116,368	83,160	156,632	250,282

Net loss	$(2,707,139)	$(4,264,486)	$(5,975,637)	$(6,276,845)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.08)	$(0.15)	$(0.19)	$(0.23)

Weighted average common shares outstanding — basic and diluted	34,084,273	27,801,123	31,504,662	26,857,374

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR SIX MONTHS ENDED JUNE 30, 2007
(Unaudited)

	Common Stock, $.001
	Par Value
			Additional			Total
	Number of		Paid-in	Accumulated	Deferred	Shareholders’
	Shares	Amount	Capital	Deficit	Compensation	Equity

Balance — December 31, 2006	28,586,471	$28,586	$24,479,129	($18,266,256)	($1,810,677)	$4,430,782
Common stock issued in private placement, net	5,000,000	5,000	10,349,760	—	—	10,354,760
Issuance of restricted stock to employees	250,000	250	749,750	—	(750,000)	—
Common stock issued upon exercise of warrants	262,500	263	393,487	—	—	393,750
Issuance of stock options	—	—	468,568	—	(396,341)	72,227
Amortization of deferred compensation	—	—	—	—	742,988	742,988
Net loss for the period	—	—	—	(5,975,637)	—	(5,975,637)

Balance — June 30, 2007	34,098,971	$34,099	$36,440,694	($24,241,893)	($2,214,030)	$10,018,870

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(5,975,637)	$(6,276,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,113,084	839,313
Stock-based compensation and consulting	835,688	894,952
Provision for bad debt	620	305
Changes in assets and liabilities:
Accounts receivable	879,580	(74,071)
Deferred compensation advances	(176,140)	(534,791)
Prepaid expenses	(191,441)	(228,823)
Other current assets	(30,926)	(38,077)
Other assets	(147,205)	(83,851)
Accounts payable	60,020	295,024
Accrued expenses	57,589	705,537
Due to related parties	(63,672)	(56,516)
Unearned commission advances	2,229,195	744,366

Net cash used in operating activities	(1,409,245)	(3,813,477)

Cash Flows From Investing Activities:
Purchase of property and equipment	(352,986)	(958,340)
Purchase of intangible assets and capitalization of software development	(260,862)	(1,308,924)

Net cash used in investing activities	(613,848)	(2,267,264)

Cash Flows From Financing Activities:
Gross proceeds from sales of common stock	11,250,000	6,450,000
Gross proceeds from exercise of warrants	393,750	—
Restricted cash in connection with letters of credit	—	(1,150,000)
Placement and other fees paid in connection with offering	(895,240)	(285,826)
Payment on notes payable	—	(399,630)

Net cash provided by financing activities	10,748,510	4,614,544

Net increase (decrease) in cash	8,725,417	(1,466,197)

Cash — beginning of period	2,311,781	6,433,426

Cash — end of period	$11,037,198	$4,967,229

Supplemental Disclosures of Cash Flow Information Cash payments for interest	$—	$13,837

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2006 and notes thereto and other pertinent information contained in Form 10-KSB of Health Benefits Direct Corporation (the “Company”, “we”, “us” or “our”) as filed with the Securities and Exchange Commission (the “Commission”).
The consolidated financial statements of the Company include the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated.
For purposes of comparability, certain prior period amounts have been reclassified to conform to the 2007 presentation.
The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results for the full fiscal year ending December 31, 2007.
Organization
The Company was incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., an exploration stage company engaged in mineral exploration (“Darwin-NV”). On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation (“Darwin-DE”), solely for the purpose of changing the Company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation (“HBDC”), and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following the merger, Darwin-DE changed its name to Health Benefits Direct Corporation.
Concurrently with the closing of the merger, the Company completed a private placement of 40 units, each unit consisting of 50,000 shares of the Company’s common stock and a detachable, transferable warrant to purchase 25,000 shares of the Company’s common stock, which yielded gross proceeds of $2,000,000 in 2005. In 2006 the Company completed the private placement of 129 additional units for aggregate gross proceeds of an additional $6,450,000.
HBDC was formed in January 2004 for the purpose of acquiring, owning and operating businesses engaged in direct marketing and distribution of health and life insurance products, primarily utilizing the Internet. On September 9, 2005, HBDC acquired three affiliated Internet health insurance marketing companies, namely Platinum Partners, LLC, a Florida limited liability company, Health Benefits Direct II, LLC, a Florida limited liability company, and Health Benefits Direct III, LLC, a Florida limited liability company. HBDC issued 7,500,000 shares of its common stock and a warrant to purchase 50,000 shares of its common stock, in the aggregate, in exchange for 100% of the limited liability company interests of these companies.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The acquisition of HBDC by the Company was accounted for as a reverse merger because, on a post-merger basis, the former HBDC shareholders held a majority of the outstanding common stock of the Company on a voting and fully diluted basis. As a result, HBDC was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented for the period ended December 31, 2005, are those of HBDC for all periods prior to the acquisition, and the financial statements of the consolidated companies from the acquisition date forward. The historical shareholders’ deficit of HBDC prior to the acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company and HBDC’s common stock, with an offset to additional paid-in capital. The restated consolidated retained earnings of the accounting acquirer, HBDC, are carried forward after the acquisition.
The Company specializes in the direct marketing of health and life insurance and related products to individuals, families and groups. The Company has developed proprietary technologies and processes to connect prospective insurance customers with the Company’s agents and service personnel using an integrated on-line platform with call center follow up. The Company employs licensed agents supported by verification, customer service and technology employees for the purpose of providing immediate information to prospective customers and to sell insurance products. The Company receives commissions and other fees from insurance carriers for the sale of insurance products.
Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2007 and 2006 include the allowance for doubtful accounts, stock-based compensation, the useful lives of property and equipment and intangible assets, revenue recognition and deferred compensation advances to employees.
Restricted cash
The Company considers all cash and cash equivalents held in restricted accounts pertaining to the Company’s letters of credit as restricted cash.
Accounts receivable
The Company has a policy of establishing an allowance for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At June 30, 2007, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $25,317.
Accounts receivable from the Company’s largest insurance carrier accounted for 84% of the Company’s accounts receivable balance at June 30, 2007. These balances were collected subsequent to June 30, 2007.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Property and equipment
Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.
Intangible assets
Intangible assets consist of assets acquired in connection with the acquisition of ISG, costs incurred in connection with the development of the Company’s software and website, the purchase of internet domain names and assets acquired in connection with the HealthPlan Choice asset purchase agreement. See Note 2 — ISG Acquisition, Note 3 — HealthPlan Choice Asset Purchase, Note 5 Internet Domain Name Purchase and Assignment Agreement and Note 7 — Intangible Assets. The Company capitalized certain costs valued in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. These costs, which consist of direct technology labor costs, are capitalized and amortized using the straight-line method over expected useful lives. Costs that the Company has incurred in connection with developing the Company’s websites and purchasing domain names are capitalized and amortized using the straight-line method over an expected useful life.
Under the criteria set forth in SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.
Impairment of long-lived assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.
Income taxes
Through September 6, 2005, the Company was organized as a combination of limited liability companies “LLCs”. In lieu of corporation income taxes, the members of the LLCs were eligible for their proportional share of the Company’s net losses. Therefore, no provision or liability for Federal income taxes had been included in the financial statements as of December 31, 2004.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company was taxed as a combination of LLCs until September 6, 2005, when the Company changed its form of ownership to a C corporation. As a result of the change of ownership, the Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Had income taxes been determined based on an effective tax rate of 38% consistent with the method of SFAS 109, the Company’s net losses for all periods presented would not have changed.
Loss per common share
In accordance with SFAS No. 128 “Earnings Per Share,” basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. The Company’s common stock equivalents at June 30, 2007 include the following:

Options	5,008,517
Warrants	10,787,500

15,796,017

Revenue recognition
The Company follows the guidance of the Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.
The Company generates revenue primarily from the receipt of commissions paid to the Company by insurance companies based upon the insurance policies sold to consumers by the Company. These revenues are in the form of first year, bonus and renewal commissions that vary by company and product. We recognize commission revenue from the sale of primarily health insurance, after we receive notice that the insurance company has received payment of the related premium. First year commission revenues per policy can fluctuate due to changing premiums, commission rates, and types or amount of insurance sold. Insurance premium commission revenues are recognized pro-rata over the terms of the policies. Revenues for renewal commissions are recognized after we receive notice that the insurance company has received payment for a renewal premium. Renewal commission rates are significantly less than first year commission rates and may not be offered by every insurance company or with respect to certain types of products. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The length of time varies between when the Company submits a consumer’s application for insurance to an insurance company and when the Company recognizes revenue. The type of insurance product and the insurance company’s backlog are the primary factors that impact the length of time between submitted applications and revenue recognition. Any changes in the amount of time between submitted application and revenue recognition, which will be influenced by many factors not under our control, will create fluctuations in our operating results and could affect our business, operating results and financial condition.
The Company receives bonuses based upon individual criteria set by insurance companies. We recognize bonus revenues when we receive notification from the insurance company of the bonus due to us. Bonus revenues have been higher in the fourth quarter of our fiscal year due to the bonus system used by many health insurance companies, which pay greater amounts based upon the achievement of certain levels of annual production.
The Company receives fees for the placement and issuance of insurance policies that are in addition to, and separate from, any sales commissions paid by insurance companies. As these policy fees are not refundable and the Company has no continuing obligation, all such revenues are recognized on the effective date of the policies or, in certain cases, the billing date, whichever is later.
The Company also generates revenue from the sale of leads to third parties. Such revenues are recognized when we deliver the leads and bill the purchaser of the leads.
Deferred compensation advances
The Company has advanced commissions to employees, which are accounted for as deferred compensation advances. In the event that the Company does not ultimately receive its revenue pertaining to the underlying product sales for which the Company has advanced commissions to employees, the Company deducts such advanced commissions from the employee’s current or future commissions. Deferred compensation advances are charged to expense when earned by the employee, which approximates the Company’s recognition of earned revenue for the underlying product sales. The recoverability of deferred compensation advances is periodically reviewed by management and is net of management’s estimate for uncollectability. Management believes deferred compensation advances as reported are fully realizable.
Lead, advertising and other marketing expense
Lead expenses are costs incurred in acquiring potential client data. Advertising expense pertains to direct response advertising. Other marketing consists of professional marketing services. Lead, advertising and other marketing are expensed as incurred.
Concentrations of credit risk
The Company maintains its cash and restricted cash in bank deposit accounts, which, at times, exceed the federally insured limits of $100,000 per account. At June 30, 2007, the Company had approximately $11,976,000 in United States bank deposits, which exceeded federally insured limits. The Company has not experienced any losses in such accounts through June 30, 2007.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
During the six months ended June 30, 2007, approximately 59%, 15%, 7% and 6% of the Company’s revenue was earned from each of the Company’s four largest insurance carriers. Management believes that comparable carriers and products are available should the need arise. However, the termination of the Company’s agreement with these carriers could result in the loss or reduction of future sales, and, in certain cases, future commissions for pre-termination sales.
Stock-based compensation
Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, the Company is required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.
Non-employee stock based compensation
The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).
Registration rights agreements
The Company has adopted View C of EITF 05-4 Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19 (“EITF 05-4”). Accordingly, the Company classifies as liability instruments, the fair value of registration rights agreements when such agreements (i) require it to file, and cause to be declared effective under the Securities Act, a registration statement with the SEC within contractually fixed time periods, and (ii) provide for the payment of liquidating damages in the event of its failure to comply with such agreements. Under View C of EITF 05-4, (i) registration rights with these characteristics are accounted for as derivative financial instruments at fair value and (ii) contracts that are (a) indexed to and potentially settled in an issuer’s own stock and (b) permit gross physical or net share settlement with no net cash settlement alternative are classified as equity instruments.
At December 31, 2005, the Company recorded a registration rights penalty expense of $60,537, which had been included in accrued expenses as of December 31, 2005, and was reversed in the first quarter of 2006 concurrent with the belief that the registration of the shares, including the private placement shares, would be effective before the date after which a penalty would be incurred. On July 7, 2006, the Commission declared effective the Company’s Registration Statement on Form SB-2 filed with the Commission on April 10, 2006 as amended.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Recent accounting pronouncements
In February 2006, the Financial Accounting Standards Board issued Statement No. 155 (“SFAS No. 155”), “Accounting for Certain Hybrid Instruments: An Amendment of FASB Statements No. 133 and 140”. Management does not believe that this statement will have a significant impact, as the Company does not use such instruments.
In December 2006, the FASB issued the FASB Staff Position (FSP) No. EITF 00-19-2, (“FSP EITF 00-19-2”), Accounting for Registration Payment Arrangements. This FSP addresses an issuer’s accounting for registration payment arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in this FSP amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company intends to adopt FSP EITF 00-19-2 beginning in 2007. The adoption of this FSP will not have a material effect upon the Company’s financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company believes that the adoption of FIN 48 will not have a material effect on its financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
In March 2006, the FASB issued FASB Statement No. 156, which amends FASB Statement No. 140. This Statement establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes that this Statement will have no impact on the financial statements of the Company once adopted.
In September 2005, the FASB issued FASB Statement No. 157. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
NOTE 2 — ISG ACQUISITION
On April 3, 2006, the Company entered into a merger agreement (the “Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan M. Spinner pursuant to which, among other things, Merger Sub merged with and into ISG (the “Merger”). As consideration for the Merger, the Company made a cash payment of $920,000 and issued 1,000,000 shares of its common stock to Mr. Spinner, the sole stockholder of ISG, in exchange for all of the outstanding stock of ISG. The merger was completed on April 4, 2006.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 2 — ISG ACQUISITION (continued)
On April 3, 2006, in connection with the Merger, HBDC II, Inc., a wholly-owned subsidiary of the Company, entered into a two-year employment agreement with Mr. Spinner, which provides that Mr. Spinner will be compensated at an annual base salary of $371,000 with bonus compensation at the discretion of the Company’s board of directors. The agreement may be terminated by the Company for “cause” (as such term is defined in the agreement) and without “cause” upon 30 days notice. If Mr. Spinner is terminated by the Company for “cause” or due to death or disability, or if Mr. Spinner elects to terminate his employment at any time, he will be entitled to the amount, on a pro rata basis, in excess of $250,000 per year for the balance of the term. If Mr. Spinner is terminated without “cause”, he will be entitled to his base salary for the remainder of the term. Under the agreement Mr. Spinner also would receive an initial sign-on bonus of $150,000, and an option to purchase an aggregate of 150,000 shares of common stock at an exercise price of $3.50 per share, of which 25% of the shares subject to the option will vest on April 3, 2007 and the remainder of which will vest in equal monthly installments for 36 months thereafter.
On October 6, 2006, the Company and Mr. Spinner entered into a working capital settlement and release agreement whereby the Company agreed to pay Mr. Spinner $65,000 as settlement of the working capital provision of the Merger Agreement.
The Company accounted for the acquisition of ISG using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. The results of ISG’s operations have been included in the Company’s statement of operations as of April 4, 2006. ISG’s operations for the period April 1 through April 4, 2006 are considered immaterial. The Company’s purchase price for ISG in the aggregate was $5,154,329 and consisted of the following:

Cash payment to seller	$1,135,000
Fair value of common stock issued to seller	3,310,806
Discounted value of future fixed payments of employment agreement	225,212
Fair value of stock option issued to seller	425,381
Estimated direct transaction fees and expenses	57,930

Estimated purchase price	$5,154,329

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 2 — ISG ACQUISITION (continued)
The following table summarizes the estimated fair values of ISG’s assets acquired and liabilities assumed at the date of acquisition.

Cash	$111,024
Accounts receivable	210,889
Deferred compensation advances	256,775
Prepaid expenses and other assets	957
Property and equipment, net	600
Intangible assets	4,964,330
Accrued expenses	(164,549)
Unearned commission advances	(225,697)

$5,154,329

Intangible assets acquired from ISG were assigned the following values: value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value; value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized straight line over the expected useful life of 5 years; and value of an employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over the contractual period, which is a weighted average expected useful life of 3.1 years.
The following table summarizes the required disclosures of the pro forma combined entity, as if the acquisition of ISG occurred at January 1, 2006.

	For the Six Months
	Ended June 30,
	2007	2006

Revenues	$9,656,408	$4,294,692
Net loss	(5,975,637)	(6,454,760)

Net loss per common share — basic and diluted	$(0.19)	$(0.23)
NOTE 3 — HEALTHPLAN CHOICE ASSET PURCHASE
On April 10, 2006, the Company, through its wholly-owned subsidiary HBDC II, Inc. entered into an asset purchase agreement with Healthplan Choice, Inc. (“HealthPlan Choice”) and Horace Richard Priester III, pursuant to which, among other things, HBDC II, Inc. acquired all of the operating assets of Healthplan Choice. As consideration for the asset purchase, the Company made a cash payment of $100,000 and issued 80,000 shares of the Company’s common stock to Mr. Priester.
Also on April 10, 2006, in connection with the acquisition of HealthPlan Choice, HBDC II, Inc. entered into a two-year employment agreement with Mr. Priester (“Employment Agreement”), which provided that Mr. Priester would receive an option to purchase an aggregate of 50,000 shares of common stock at an exercise price of $3.10 per share. Mr. Priester resigned effective July 7, 2006. The $127,070 fair value of Mr. Priester’s stock option was expensed in 2006.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 3 — HEALTHPLAN CHOICE ASSET PURCHASE (continued)
The Company accounted for the acquisition of HealthPlan Choice in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”. As of December 31, 2006, the Company determined that all assets acquired as a result of the Healthplan Choice Asset Purchase were impaired as a result of the closure of the Company’s Atlanta office in the fourth quarter of 2006 and the Company’s decision to concentrate its marketing on its www.healthbenefitsdirect.com web site and domain name acquired in the third quarter of 2006. The fair value of the Company’s purchase price was estimated to be $370,240, which was expensed in 2006.
NOTE 4 — CONSULTING AGREEMENT WITH REAL IT GROUP LLC
On July 20, 2006, the Company entered into a consulting agreement with Real IT Group LLC (“Real IT”) effective August 1, 2006 through July 17, 2007 whereby Real IT provided software design, development and implementation expertise to the Company. Effective May 7, 2007 and Real IT’s sole stockholder and employee became an employee of the Company and the consulting agreement between the Company and Real IT was terminated.
As part of the consideration for the consulting agreement the Company issued 15,000 shares of our common stock to Real IT’s sole stockholder and employee pursuant to the Company’s 2006 Omnibus Equity Compensation Plan. The fair value of the 15,000 shares of the Company’s common stock was $35,100 and accounted for as professional fee expense as incurred.
NOTE 5 — INTERNET DOMAIN NAME PURCHASE AND ASSIGNMENT AGREEMENT
On July 17, 2006, the Company entered into an Internet Domain Name Purchase and Assignment Agreement with Dickerson Employee Benefits (“Dickerson”) to purchase the Internet domain name www.healthbenefitsdirect.com. As consideration for the Internet Domain Name Purchase and Assignment Agreement, the Company made a cash payment of $50,000 and issued 50,000 shares of our common stock to Dickerson. The fair value of the Company’s purchase price was estimated to be $161,200 and was accounted for as the purchase of an internet domain name, which is included in intangible assets and amortized straight line over 36 months. The Internet Domain Name Purchase and Assignment Agreement is subject to certain provisions pertaining to Dickerson’s transfer of their ownership and their discontinuance of their use of www.healthbenefitsdirect.com. The Internet Domain Name Purchase and Assignment Agreement will require the Company to pay Dickerson 10% of the net proceeds of the sale of the Internet domain name www.healthbenefitsdirect.com in the event that the Company sells the Internet domain name www.healthbenefitsdirect.com to an unaffiliated third party prior to July 16, 2009.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 6 — PROPERTY AND EQUIPMENT
At June 30, 2007, property and equipment consisted of the following:

	Useful Life (Years)
Computer equipment and software	3	$685,133
Phone equipment and software	3	726,535
Office equipment	5	83,771
Office furniture and fixtures	7	508,422
Leasehold improvements	10	344,521

		2,348,382

Less accumulated depreciation		(797,804)

		$1,550,578

For three months ended June 30, 2007 and 2006, depreciation expense was $147,377 and $104,022, respectively. For six months ended June 30, 2007 and 2006, depreciation expense was $285,819 and $158,166, respectively.
NOTE 7 — INTANGIBLE ASSETS
At June 30, 2007, intangible assets consisted of the following:

	Useful Life
	(Years)
	Weighted average
ISG intangible assets acquired	4.5	$4,964,338
Software development costs	1.8	671,695
Internet domain (www.healthbenefits.com)	3.0	161,200

		5,797,233
Less: accumulated amortization		(2,254,802)

		$3,542,431

For three months ended June 30, 2007 and 2006, amortization expense was $414,601 and $666,020, respectively. For six months ended June 30, 2007 and 2006, amortization expense was $827,265 and $681,147, respectively.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 7 — INTANGIBLE ASSETS (continued)
Amortization expense subsequent to the period ended June 30, 2007 is as follows:

2007	$703,876
2008	1,110,691
2009	932,610
2010	651,356
2011	143,898

$3,542,431

NOTE 8 — LINE OF CREDIT
The Company had a $400,000 line of credit with Regions Bank, which was dated August 2004 and was repaid in full in the second quarter of 2006. The line of credit had an interest rate of prime plus 1%. The Company has no further obligations regarding this line of credit and this line of credit is not available for future borrowing.
NOTE 9 — UNEARNED COMMISSION ADVANCES
The Company has agreements with certain of its insurance carriers whereby the Company’s insurance carriers advance the Company first year premium commissions before the commissions are earned. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. These advance agreements represent a material source of cash to fund the Company’s operations. The Company’s advance agreement with its largest insurance carrier cannot exceed $9,000,000, can be terminated by either party and in the event of termination the Company’s outstanding advance balance can be called by the insurance carrier with 7 days written notice. As of June 30, 2007, the Company’s outstanding advance balance with this carrier was $5,305,305. The Company’s advance agreement with its second largest insurance carrier allows the insurance carrier to terminate future advances and convert the outstanding advance balance into a promissory note, which if not repaid within 30 days, would incur interest expense. As of June 30, 2007, the Company’s outstanding advance balance with this carrier was $1,860,307.
NOTE 10 — RELATED PARTY TRANSACTIONS
John Harrison, a Director, is associated with Keystone Equities Group, L.P. Keystone Equities Group, L.P. served as placement agent in connection with the Company’s private placement, which was completed in 2006. The placement agent received (i) a total cash fee of $558,000, which was paid $300,000 in 2005 and $258,000 in 2006 and represents 4% of the gross proceeds, and (ii) five-year warrants to purchase 735,000 shares (5% of the shares sold in the private placement) of common stock at an exercise price of $1.50 per share. The warrants were subsequently included in the Company’s Registration Statement on Form SB-2 filed with the Commission on April 10, 2006 as amended.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 10 — RELATED PARTY TRANSACTIONS (continued)
Pursuant to an Advisory Agreement, dated November 1, 2005, Warren V. Musser, the Vice-Chairman of our board of directors, Mr. Musser introduced potential investors to the Company and provided additional services. Under the Advisory Agreement, Mr. Musser did not (a) solicit investors to make any investment, (b) make any recommendations to individuals regarding an investment, or (c) provide any analysis or advice regarding an investment. As consideration for his services, Mr. Musser received a cash fee of $352,000, which was paid $330,000 in 2005 and $22,000 in 2006, and a five-year warrant to purchase 440,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The warrants were subsequently included in the Company’s Registration Statement on Form SB-2 filed with the Commission on April 10, 2006 as amended.
On March 30, 2007, the Company’s Chairman and CEO Alvin H. Clemens participated in a private placement along with other accredited and institutional investors whereby he purchased 1,000,000 shares of the Company’s Common Stock and warrants to purchase 500,000 shares of the Company’s Common Stock for a total purchase price of $2,225,000. See Note 11 — Shareholders’ Equity.
NOTE 11 — SHAREHOLDERS’ EQUITY
Common Stock
On February 15, 2007, the Company granted 125,000 restricted shares of Common Stock to each of Charles A. Eissa, the Company’s President and Chief Operating Officer, and Ivan M. Spinner, the Company’s Senior Vice President, in accordance with the terms of the Company’s 2006 Omnibus Equity Compensation Plan (the “Plan”). The shares granted to Messrs. Eissa and Spinner were valued at $3.00 per share and will vest as follows: 50,000 shares on February 15, 2008; 50,000 additional shares on February 15, 2009; 2,083 shares per month on the 15th day of each month thereafter beginning on March 15, 2009 through January 15, 2010; and 2,087 shares on February 15, 2010.
On March 30, 2007, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) and completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of its Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of its Common Stock. Pursuant to the Purchase Agreement, the Company sold investment units (each, a “Unit”) in the 2007 private placement at a per Unit purchase price equal to $2.25. Each Unit sold in the 2007 private placement consisted of one share of Common Stock and a Warrant to purchase one-half (1/2) of one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment (the “Warrant”). The gross proceeds from the 2007 private placement were $11,250,000 and the Company intends to use the net proceeds of the 2007 private placement for working capital purposes. The Company’s Chairman and CEO Alvin H. Clemens purchased 1,000,000 Units in the 2007 private placement.
In connection with the 2007 private placement, the Company paid the placement agents an aggregate placement fee equal of $787,500 plus the reimbursement of certain expenses in the amount of $42,500. The Company also issued to the placement agents Warrants (the “Placement Agent Warrants”) to purchase in the aggregate 350,000 shares of the Company’s Common Stock with an exercise price of $2.80 and exercisable from September 30, 2007 through March 30, 2010. The Company also incurred legal and other expenses in the amount of $65,240 in connection with the 2007 private placement.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
In order to induce one of the placement agents to act as the lead placement agent in the 2007 private placement, each of the Company’s directors and certain executive officers entered into Lock-Up Agreements with the Representative (the “Lock-Up Agreements”). Under the terms of the Lock-Up Agreements, the Company’s directors and executive officers agreed, among other things, not to sell or transfer any shares of Common Stock during the period from March 28, 2007 until and through the later of (i) three months from the closing of the 2007 private placement or (ii) 45 days following the effective date of any Registration Statement. On June 1, 2007, the Commission declared effective the Company’s Registration Statement on Form SB-2 filed with the Commission on May 2, 2007 as amended.
The Company also agreed, pursuant to the terms of the Purchase Agreement, that for a period of 90 days after the effective date of the initial Registration Statement required to be filed by the Company under the Registration Rights Agreement, the Company shall not, subject to certain exceptions, offer, sell, grant any option to purchase, or otherwise dispose of any equity securities or equity equivalent securities, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, capital stock and other securities of the Company.
The Purchase Agreement also provides a customary participation right, subject to exceptions and limitations, which provides for a designated investor to be able to participate in future financings for capital raising purposes occurring within two years of March 30, 2007 at a level based on such investor’s ownership percentage of the Company on a fully-diluted basis prior to such financing.
On March 30, 2007 in connection with the 2007 private placement the Company received $6,817,500, which represented a portion of the gross proceeds of $6,255,000 together with an overpayment of $562,500 from one investor. Also on March 30, 2007 the Company recorded the issuance of the Units, amounts receivable from private placement escrow agent of $4,165,000, which represents $4,995,000 gross proceeds net of placement agents’ fees and expenses of $830,000 held by the escrow agent for the 2007 private placement transaction, and amounts payable to private placement investor of $562,500. On April 2, 2007 the Company received the amounts receivable from private placement escrow agent and the Company returned the overpayment amount to private placement investor.
Stock Options
On February 15, 2007, Health Benefits Direct Corporation (the “Company”) and Daniel Brauser, the Company’s Senior Vice President, entered into Amendment No. 1 (the “Amendment”) to Mr. Brauser’s Option dated November 10, 2005 (the “Option”). The Amendment was approved by the Company’s board of directors (the “Board”) on February 15, 2007. Under the Option, Mr. Brauser has the right to purchase, at an exercise price of $2.50 per share, 500,000 fully-paid and non-assessable shares (the “Option Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
Under the terms of the Option, the vesting schedule of the Option Shares was as follows: (a) 25% of the Option Shares on or after the first anniversary of the Option’s grant date; (b) 10,416 Option Shares on or after the last day of each month thereafter; and (c) 10,440 Option Shares on or after November 30, 2009. As of February 15, 2007, the Option was vested with respect to 145,832 Option Shares and remained unvested with respect to the remaining 354,168 Option Shares. The Amendment accelerates the vesting schedule of the Option Shares as follows: 25% of the Option Shares subject to the Option on the first anniversary of the Option’s date of grant; an additional 10,416 Option Shares on December 31, 2006; an additional 10,416 Option Shares on January 31, 2007; an additional 19,966 Option Shares on February 15, 2007; and an additional 30,382 Option Shares on the last day of each month thereafter beginning on February 28, 2007 through December 31, 2007.
The Amendment also provides that, in the event Mr. Brauser is removed as an officer or employee of the Company at any time on or before December 31, 2007, 100% of the Option Shares that are unexercisable as of the removal date will become fully vested upon such removal. Alternatively, in the event Mr. Brauser resigns as an employee of the Company at any time after June 30, 2007 but before December 31, 2007, 50% of the Option Shares that are unexercisable as of the resignation date will become exercisable upon such resignation.
Finally, the Amendment provides that, upon the termination of Mr. Brauser’s employment with the Company for any reason, the vested portion of Mr. Brauser’s Option Shares as of the date of such termination will remain exercisable by Mr. Brauser for one year following such termination.
During the six months ended June 30, 2007 the Company issued options to purchase 170,550 shares of the Company’s common stock to various employees at prices ranging from $2.70 to $3.00. These options will vest one third on the first anniversary and an additional one third on each anniversary thereafter.
During the six months ended June 30, 2007, 43,301 options were forfeited as a result of the termination of the employment of various employees in accordance with the terms of the stock options.
A summary of the Company’s outstanding stock options as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006 are as follows:

	Number	Weighted
	Of Shares	Average
	Underlying	Exercise
	Options	Price

Outstanding at December 31, 2006	4,881,268	$2.22
Outstanding and exercisable at December 31, 2006	2,074,352	1.90
For the three month period ended June 30, 2007
Granted	170,550	2.91
Exercised	—
Forfeited	43,301	2.50

Outstanding at June 30, 2007	5,008,517	2.24

Outstanding and exercisable at June 30, 2007	2,994,709	$1.96

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
The following information applies to options outstanding at June 30, 2007:

Options Outstanding				Options Exercisable
		Weighted
	Number of Shares	Average	Weighted		Weighted
	Underlying	Remaining	Average	Number	Average
Exercise	Options at June 30,	Contractual	Exercise	Exercisable at	Exercise
Price	2007	Life	Price	June 30, 2007	Price

$1.00	1,550,000	8.4	$1.00	1,314,574	$1.00
2.50	1,980,467	8.4	2.50	1,015,135	2.50
2.55	25,000	4.0	2.55	—	—
2.62	20,000	4.5	2.62	—	—
2.70	475,000	3.8	2.70	425,000	2.70
2.95	45,000	3.8	2.95	—	—
3.00	115,550	4.9	3.00	—	—
3.50	150,000	8.8	3.50	—	—
$3.60	647,500	3.8	$3.60	240,000	$3.60

	5,008,517			2,994,709

As of June 30, 2007 there were 6,000,000 shares of our common stock authorized to be issued under our Omnibus Plan of which 426,483 shares of our common stock remain available for future stock option grants.
Common Stock warrants
In March 2007, in connection with the 2007 private placement, the Company granted warrants to purchase an aggregate of 2,500,000 shares of common stock at an exercise price of $3.00 per share to the investors in the 2007 private placement, which provides that the holder thereof shall have the right, at any time after March 30, 2007 but prior to the earlier of (i) ten business days’ after the Company has properly provided written notice to all such holders of a Call Event (as defined below) or (ii) the fifth anniversary of the date of issuance of the warrant, to acquire shares of Common Stock upon the payment of the exercise price. The Company also has the right, at any point after which the volume weighted average trading price per share of the Common Stock for a minimum of 20 consecutive trading days is equal to at least two times the Exercise Price per share, provided that certain other conditions have been satisfied to call the outstanding Warrants (a “Call Event”), in which case such Warrants will expire if not exercised within ten business days thereafter. The Warrants also includes a cashless exercise and weighted average anti-dilution adjustment provisions for issuances of securities below the exercise price during the first two years following the date of issuance of the warrants, subject to customary exceptions.
Also in March 2007, in connection with the 2007 private placement, the Company issued to the 2007 private placement agents warrants to purchase in the aggregate 350,000 shares of the Company’s Common Stock, which have an exercise price of $2.80 and are exercisable from September 30, 2007 through March 30, 2010.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
During the six months ended June 30, 2007, certain holders of the Company’s warrants exercised their warrants to purchase an aggregate of 262,500 shares of the Company’s common stock at an exercise price of $1.50 per share for an aggregate exercise price of $393,750.
A summary of the Company’s outstanding warrants as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006 are as follows:

		Weighted
	Common	Average
	Stock	Exercise
	Warrants	Price

Outstanding at December 31, 2006	8,200,000	$1.50

For the six month period ended June 30, 2007
Granted	2,850,000	$2.98
Exercised	262,500	$1.50

Outstanding at June 30, 2007	10,787,500	$1.87

Exercisable at June 30, 2007	10,787,500	$1.87

Outstanding warrants at June 30, 2007 have a weighted average remaining contractual life of 2.3 years.
Registration Rights
On March 30, 2007 and in connection with 2007 private placement, the Company and the investors in the 2007 private placement entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, the Company agreed to prepare and file with the Commission, as soon as possible but in any event within 30 days following the later of (i) the date the Company is required to file with the SEC its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, or (ii) the date of the Registration Rights Agreement, a registration statement on Form SB-2 (the “Registration Statement”) covering the resale of the Shares and the Warrant Shares collectively, the “Registrable Securities”). The Company subsequently filed its Form 10-KSB on April 2, 2007. Subject to limited exceptions, the Company also agreed to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 as amended (the “Securities Act”) as soon as practicable but, in any event, no later than 90 days following the date of the Registration Rights Agreement (or 150 days following the date of the Registration Rights Agreement in the event the Registration Statement is subject to review by the SEC), and agreed to use its reasonable best efforts to keep the Registration Statement effective under the Securities Act until the date that is two years after the date that the Registration Statement is declared effective by the SEC or such earlier date when all of the Registrable Securities covered by the Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act. The Registration Rights Agreement also provides for payment of partial damages to the Investors under certain circumstances relating to failure to file or obtain or maintain effectiveness of the Registration Statement, subject to adjustment. See Note 12 — Restricted Cash, Commitments and Contingencies.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
In connection with the 2007 private placement, the Company issued to the placement agents Warrants (the “Placement Agent Warrants”) to purchase in the aggregate 350,000 shares of the Company’s Common Stock with an exercise price of $2.80 and exercisable from September 30, 2007 through March 30, 2010. Under the terms of the Registration Rights Agreement, the holders of the Placement Agent Warrants have certain “piggyback” registration rights for the shares of Common Stock underlying the Placement Agent Warrants (the “Placement Agent Warrant Shares”).
On May 2, 2007, the Company and Alvin H. Clemens entered into a Waiver of Registration Rights Agreement whereby Mr. Clemens agreed to waive his registration rights for the 500,000 warrants that he purchased in the 2007 private placement until the later of 60 days following the sale of substantially all of the shares he purchased in the 2007 private placement or six months following the effectiveness of the registration statement filed in connection with the 2007 private placement. On May 10, 2007, the Company and Mr. Clemens entered into a Consent and Waiver of Registration Rights Agreement whereby Mr. Clemens and the Company consented to the filing of an amendment to the registration statement filed in connection with the 2007 private placement to remove the 1,000,000 shares of common stock that Mr. Clemens purchased in the 2007 private placement from the registration statement until the six months following the effectiveness of such registration statement.
On June 1, 2007, the Securities and Exchange Commission (the “Commission”) declared effective the Company’s Registration Statement on Form SB-2 filed with the Commission on May 2, 2007 as amended.
NOTE 12 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES
Employment and Separation Agreements
On December 7, 2006, Scott Frohman resigned as our Chief Executive Officer and as one of our directors and Alvin H. Clemens, our Executive Chairman, was appointed as our Chief Executive Officer. In connection with Mr. Frohman’s resignation, we and Mr. Frohman entered into a separation agreement dated December 7, 2006 (the “Separation Agreement”).
Under the Separation Agreement, Mr. Frohman’s employment with us ceased to be effective on December 7, 2006. The Separation Agreement provides for the resolution of all matters with respect to Mr. Frohman’s employment, including all obligations to Mr. Frohman under his employment agreement with us dated as of October 10, 2005, with respect to his outstanding options to purchase shares of our common stock and with respect to any other similar amounts or benefits payable to Mr. Frohman pursuant to the employment agreement or otherwise.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 12 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
The Separation Agreement provides for the payment to Mr. Frohman of his current monthly salary for a period of 18 months, less taxes, in satisfaction of all obligations under the employment agreement, and in recognition that a material portion is in consideration of Mr. Frohman’s confidentiality, non-competition and non-solicitation obligations. In addition, Mr. Frohman will receive (i) a lump sum payment equal to $21,525 for four weeks of accrued but unused vacation, less $8,075 for certain business expenses and (ii) payment of, or reimbursement for, monthly COBRA premiums for a period of 18 months following the separation date. The Separation Agreement further provides that upon his termination of employment, Mr. Frohman’s option to purchase 600,000 shares of our common stock, exercisable at $2.50 per share and originally granted on November 10, 2005, will become vested as to 375,000 shares (150,000 of which were already vested and 225,000 of which became vested on December 7, 2006). These 375,000 shares shall remain exercisable by Mr. Frohman for one year following the separation date. The option will terminate with respect to the remaining 225,000 shares that will not become vested under the separation agreement.
Certain of Mr. Frohman’s shares of our common stock (1,566,007 shares) were locked up until November 23, 2007 under the terms of a lock-up agreement with us, dated as of November 23, 2005. A portion of Mr. Frohman’s shares (1,191,006 shares) and his option to acquire 375,000 shares of our common stock have since been released from the lock-up agreement. Under the separation agreement, Mr. Frohman has agreed that the released securities will remain subject to general lock-up terms for a period of 18 months following the separation date, subject to certain exceptions as set forth in the separation agreement.
On April 5, 2007, we entered into a new Consent and Lock-Up Agreement with Mr. Frohman, which superseded a lock-up agreement with us, dated as of November 23, 2005. Under the new lock-up arrangement, we consented to the release from lock-up of 1,300,000 shares out of 1,566,007 shares of our common stock held by Mr. Frohman that were locked up in our favor until June 7, 2008 pursuant to Mr. Frohman’s Separation Agreement. We consented to this release in consideration for a lock-up until May 23, 2008 by Mr. Frohman in favor of us of 50% of Mr. Frohman’s remaining 1,566,007 shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) that were otherwise locked up until November 23, 2007 under Mr. Frohman’s prior Lock-Up Agreement with us. Prior to this Consent and Lock-up Agreement, the lock-up restrictions in the Separation Agreement allowed Mr. Frohman to sell or otherwise transfer up to 50,000 shares of the 1,300,000 shares in any given month. Under the new lock-up arrangement, Frohman will not be entitled to transfer any 50,000 monthly tranches of shares until on or after July 5, 2007 as these transfers relate to the 259,007 shares of that were not released from lock-up under the new lock-up arrangement.
The separation agreement also provides for mutual non-disparagement by Mr. Frohman and us. Mr. Frohman also is subject to confidentiality provisions and an 18 month non-competition, non-solicitation and no-hire period under the separation agreement.
The Company estimated the future value of the payments under the separation agreement to be $389,119 and recorded an expense charge and liability for that amount as of December 31, 2006. The Company also recorded in the fourth quarter salaries, commissions and related tax expense of $21,500 for severance payments and $12,075 for the unamortized portion of the fair value of Mr. Frohman’s stock options.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 12 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
Restricted Cash and Operating Leases
Effective during the first quarter of 2007 the letters of credit pertaining to the lease for our Deerfield Beach, Florida office and our Avenue of the Americas, New York office were collateralized in the form of a money market account, which as of June 30, 2007 had a balance of $1,150,000. This money market account is on deposit with the issuer of the letters of credit and is classified as restricted cash on the Company’s balance sheet. The terms of the money market account allow the Company to receive interest on the principal but prohibits the Company from withdrawing the principal for the life of the letters of credit.
The Company leases 3 automobiles for the personal and business use by the Company’s employees, which are leased in the name of ISG and personally guaranteed by Mr. Ivan Spinner. None of the 3 automobiles are used by Mr. Spinner and Mr. Spinner receives no compensation pertaining to these leases or his personal guarentee. The aggregate payments for these leases are $2,826 per month.
License Agreement With Realtime Solutions Group
On May 31, 2006, the Company entered into a Software and Services Agreement (the “License Agreement”) with Realtime Solutions Group, L.L.C. (“Realtime”), under which Realtime granted the Company a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access Realtime Solutions Group’s Straight Through Processing software (“STP”) and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products.
As consideration for the grant of the rights and licenses under the License Agreement, the Company paid to Realtime a $10,000 nonrefundable cash deposit and upon delivery of the STP software and other materials the Company will pay a license fee in the form of 216,612 unregistered shares of our common stock. Concurrent with the entering into the License Agreement, HBDC and Realtime entered into a Registration Rights Agreement that provides for piggyback registration rights for the Shares.
The Company may unilaterally terminate the License Agreement, with or without cause, at any time on 30 calendar day prior written notice to Realtime. The license rights in the software granted under the License Agreement survive any termination of the License Agreement in perpetuity.
As of June 30, 2007 the Company has not taken delivery of the STP software or issued Common Stock in connection with the License Agreement.
Software License Agreement and Professional Services Agreement With Atiam Technologies L.P.
Effective June 30, 2007 the Company executed a Software License Agreement (the “Atiam License Agreement”) with Atiam Technologies L.P. (“Atiam”), under which Atiam granted the Company a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access certain modules of Atiam’s policy insurance software (“Atiam’s software”) and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products. Additionally the Company has the option to license certain other policy insurance software modules from Atiam at specified license fees, which range from $75,000 to an aggregate maximum of $400,000, through June 30, 2008 in accordance with the Atiam License Agreement.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
NOTE 12 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
As consideration for the grant of the rights and licenses under the Atiam License Agreement, the Company agreed to pay to Atiam $175,000 due upon execution of the agreement and $175,000 due and payable upon the delivery and testing of the software by Atiam and the Company’s acceptance of Atiam’s software in accordance with the Atiam License Agreement. If in the future the Company exercises its option to license certain other policy insurance software modules from Atiam such license fees will be payable 50% upon the exercise of the option and the remainder upon the delivery and testing of the software by Atiam and the Company’s acceptance of the software in accordance with the Atiam License Agreement.
The Company may unilaterally terminate the Atiam License Agreement, with or without cause, at any time on 30 calendar day prior written notice to Atiam. In the event that the Company terminates the Atiam License Agreement and the Company has paid to Atiam all amounts owed under the Atiam License Agreement including amounts owed upon the delivery and testing of the software by Atiam and the Company’s acceptance of Atiam’s software then the license rights in the software granted under the Atiam License Agreement survive any termination in perpetuity. In the event the Company terminates the Atiam License Agreement and the Company has not paid all amounts owed under the Atiam License Agreement including amounts owed upon the delivery and testing of the software by Atiam and the Company’s acceptance of Atiam’s software then all rights granted the Company under the Atiam License Agreement terminate and the Company must return all software and materials to Atiam.
As of June 30, 2007 the Company has not taken delivery of Atiam’s Software. The Company has recorded $175,000 in other non current assets and accounts payable.
Effective June 30, 2007 the Company executed a Professional Services Agreement (the “Atiam Services Agreement”) with Atiam, under which Atiam agreed to provide the Company development, installation and testing services in connection with the Atiam License Agreement. The Company agreed to pay Atiam for services provided at specified hourly rates in accordance with the Atiam Services Agreement. The Company has exclusive intellectual property rights in connection with work performed under the Atiam Services Agreement and modifications made to Atiam’s Software for use by the Company. Upon the Company’s acceptance of modifications to Atiam’s Software such modifications will be incorporated into the Atiam License Agreement.
NOTE 13 — SUBSEQUENT EVENTS
Appointment of Frederick C. Tecce to the Company’s Board of Directors
On August 2, 2007, the Company’s board of directors voted to appoint Frederick C. Tecce to serve as a director, effective as of August 2, 2007.
Approval of Salary Increase for Alvin H. Clemens
On August 2, 2007, the Company’s board of directors approved an increase in the annual base salary of Alvin H. Clemens, the Company’s Chairman and Chief Executive Officer, from $350,000 to $450,000, effective immediately.

FORWARD LOOKING STATEMENTS
Certain of the statements contained in this Management’s Discussion and Analysis or Plan of Operation (“MD&A”) and elsewhere in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include, among others, statements addressing management’s views with respect to future financial and operating results and costs associated with the Company’s operations and other similar statements. Various factors, including competitive pressures, market interest rates, changes in insurance carrier mix, regulatory changes, customer and insurance carrier defaults or insolvencies, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, adverse resolution of any contract or other disputes with customers and insurance carriers, or the loss of one or more key insurance carrier relationships, could cause actual outcomes and results to differ materially from those described in forward-looking statements.
ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
OVERVIEW
Health Benefits Direct Corporation (the “Company”, “we”, “us” or “our”) specializes in the direct marketing of health and life insurance and related products to individuals, families and groups. The Company has developed proprietary technologies and processes to connect prospective insurance customers with the Company’s agents and service personnel using an integrated on-line platform with call center follow up. The Company employs licensed agents supported by verification, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. The Company receives commission and other fees from the insurance companies for the sale of their products.
The Company was incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., an exploration stage company engaged in mineral exploration (“Darwin-NV”). On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation (“Darwin-DE”), solely for the purpose of changing the Company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation, and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following the merger, Darwin-DE changed its name to Health Benefits Direct Corporation.
CRITICAL ACCOUNTING POLICIES
Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission (the “Commission”), encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The Company’s consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
Use of Estimates — Management’s Discussion and Analysis or Plan of Operation is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We generate revenues primarily from the receipt of commissions paid to us by insurance companies based upon the insurance policies sold to consumers through our service. These revenues are in the form of first year, bonus and renewal commissions that vary by company and product. We recognize commission revenue from the sale of primarily health insurance, after we receive notice that the insurance company has received payment of the related premium. First year commission revenues per policy can fluctuate due to changing premiums, commission rates, and types or amount of insurance sold. We receive bonuses based upon individual criteria set by insurance companies. We recognize bonus revenues when we receive notification from the insurance company of the bonus due to us. Bonus revenues are typically higher in the fourth quarter of our fiscal year due to the bonus system used by many health insurance companies, which pay greater amounts based upon the achievement of certain levels of annual production. Revenues for renewal commissions are recognized after we receive notice that the insurance company has received payment for a renewal premium. Renewal commission rates are significantly less than first year commission rates and may not be offered by every insurance company. We also generate revenue from the sale of leads to third parties. Such revenues are recognized when we receive notification from those sources of the revenue due to us. Our revenue recognition accounting policy has been applied to all periods presented in this report. The timing between when we submit a consumer’s application for insurance to the insurance company and when we generate revenues has varied over time. The type of insurance product and the insurance company’s backlog are the primary factors that impact the length of time between submitted applications and revenue recognition. Any changes in the amount of time between submitted application and revenue recognition, which will be influenced by many factors not under our control, will create fluctuations in our operating results and could affect our business, operating results and financial condition.
Under the criteria set forth in SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.
On April 3, 2006 we entered into a merger agreement (“ISG Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan M. Spinner. As a result of the merger agreement, we acquired all of the outstanding stock of ISG, an insurance agency involved in the business of selling health insurance to small business owners and individuals. On October 6, 2006, the Company and Mr. Spinner entered into a working capital settlement and release agreement whereby the Company agreed to pay Mr. Spinner $65,000 as settlement of the working capital provision of the Merger Agreement.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
We have accounted for the acquisition of ISG using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. The results of ISG’s operations have been included in the Company’s statement of operations as of April 4, 2006. ISG’s operations for the period April 1 through April 4, 2006 are considered immaterial. We calculated the fair value of ISG based on the fair value of the consideration paid for ISG and assigned fair values to the individual tangible and intangible assets purchased based on managements estimates. Our preliminary calculation for the consideration paid for ISG in aggregate was $5,154,329 and was made up of the following:

Cash payment to seller	$1,135,000
Fair value of common stock issued to seller	3,310,806
payments to seller	225,212
Fair value of stock option issued to seller	425,381
Estimated direct transaction fees and expenses	57,930

$5,154,329

We estimated the fair values of ISG’s assets acquired and liabilities assumed at the date of acquisition as follows:

Cash	$111,024
Accounts receivable	210,889
Deferred compensation advances	256,775
Prepaid expenses and other assets	957
Property and equipment, net	600
Intangible assets	4,964,330
Accrued expenses	(164,549)
Unearned commission advances	(225,697)

$5,154,329

We acquired intangible assets from ISG, which consisted of the following; value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value, value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized straight line over the expected useful life of 5 years and value of employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over a weighted average useful life of 3.1 years.
We review the carrying value of property and equipment and intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.
Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
RESULTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2007 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2006
Revenues
For the three months ended June 30, 2007 (“second quarter 2007”), we earned revenues of $5,143,393 compared to $2,591,672 for the three months ended June 30, 2006 (“second quarter 2006”), an increase of $2,551,721 or 98%. The primary reasons for the increase in revenues is the increase in number of licensed insurance agents employed by the Company, the increase of the number of insurance products being sold, the ISG acquisition and increased lead revenue. Revenues include the following:

	For the Three Months
	Ended June 30,
	2007	2006
Commission revenue from carriers excluding periodic bonuses and ISG	$4,123,839	$1,885,196
Periodic bonus revenue from carriers	295,432	—
ISG commission revenue	460,812	584,435
Lead sale revenue	263,310	122,041

Total	$5,143,393	$2,591,672

•	In second quarter 2007 we earned revenues of $4,123,839 excluding revenue associated with ISG and lead revenue as compared to $1,885,196 in second quarter 2006. The primary reasons for the increase is the increase in number of licensed insurance agents employed by the Company from 74 at June 30, 2006 to 96 at June 30, 2007 and the increase of the number of insurance products being sold.

•	In 2007 we earned periodic bonuses from carriers of $295,432 as compared to $0 in 2006. The Company receives bonuses from certain carriers, which are based primarily on the Company’s sales performance and criteria established by carriers, which varies period to period.

•	In second quarter 2007 we earned revenues of $460,812 relating to ISG as compared to $584,435 in second quarter 2006. We acquired ISG during the second quarter 2006.

•	In second quarter 2007 we earned revenues of $263,310 relating to the sale of leads to third parties as compared to $122,041 in second quarter 2006. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reasons for the increase is an increased emphasis on identifying leads suitable for sale and the increased number of leads purchased.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
Total Operating Expenses
The Company’s total operating expenses for second quarter 2007 was $7,966,900 as compared to $6,939,318 for second quarter 2006 or an increase of $1,027,582 or 15% as compared to second quarter 2006. Total operating expenses consisted of the following:
•	In second quarter 2007 we incurred salaries, commission and related taxes of $3,821,704 as compared to $3,706,808 for second quarter 2006. Salaries, commission and related taxes consisted of the following:

	For the Three Months
	Ended June 30,
	2007	2006
Salaries, wages and bonuses	$2,339,549	$1,990,570
Share based employee and director compensation	309,127	743,954
Commissions to employees	674,961	430,803
Commissions to non-employees	93,966	144,251
Employee benefits	119,665	109,676
Payroll taxes	202,392	212,554
Severance and other compensation	49,211	12,500
Directors’ compensation	32,833	62,500

Total	$3,821,704	$3,706,808

•	Salaries and wages in second quarter 2007 were $2,339,549 as compared to $1,990,570 for second quarter 2006, an increase of $348,979 or 18%. This increase is the result of the hiring of additional executive and administrative personnel employed by the Company. The Company had 220 and 202 employees at June 30, 2007 and 2006, respectively.

•	Share based employee and director compensation expense was $309,127 in second quarter 2007 as compared to $743,954 in second quarter 2006. Share based employee and director compensation consists of stock option and restricted stock grants, which are valued at fair-value at the date of the grant and expensed over the stock option’s vesting period or the duration of employment, whichever is shorter. The decrease in expense in second quarter 2007 as compared to second quarter 2006 is the result of the vesting schedules of stock options issued in 2005 and the first quarter of 2006.

•	Commissions to employees were $674,961 in second quarter 2007 as compared to $430,803 in second quarter 2006. This increase was the result of an increase in sales that resulted in higher sales commission expense.

•	Commissions to non employees were $93,966 in second quarter 2007 as compared to $144,251 in second quarter 2006. We pay commissions to non employee ISG agents. This decrease was the result of an decrease in ISG sales that resulted in lower sales commission expense.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
•	Severance and other compensation expense was $49,211 in second quarter 2007 as compared to $12,500 in second quarter 2006. The increase was the result of higher severance, vehicle and equipment allowances.

•	Lead, advertising and other marketing was $1,934,069 in second quarter 2007 as compared to $969,284 in second quarter 2006, an increase of $964,785 or 100%.
•	In second quarter 2007 we had an increase in lead expense of $864,104 as compared to second quarter 2006. As we increase the number of licensed agents we employ, we expect our lead expense to increase in the future in order to facilitate the flow of quality leads to our sale agents.

•	In second quarter 2007 we had an increase in advertising and other marketing of $100,681 as compared to second quarter 2006. The increase is the result of direct mail marketing activities in 2007.
•	Depreciation and amortization expense was $561,978 in second quarter 2007 as compared to $770,042 in second quarter 2006. Depreciation and amortization expense consisted of the following:

	For the Three Months
	Ended June 30,
	2007	2006
Amortization of intangibles acquired as a result of the ISG acquisition	$319,807	$480,136
Amortization of intangibles acquired as a result of the HealthPlan Choice Asset Purchase	—	167,533
Amortization of software and website development	81,360	18,351
Amortization of Internet domain name	13,434	—
Depreciation expense	147,377	104,022

Total	$561,978	$770,042

•	In second quarter 2007 we incurred amortization expense of $319,807 as compared to $480,136 for the intangible assets acquired from ISG. The reason for the decrease in expense is the decline in the purchased commission override revenue due to lapsation and aging of the underlying insurance book of business, which was anticipated in the amortization implemented at the time of the Company’s acquisition of ISG. The ISG acquisition was effective April 3, 2006. The intangible assets acquired from ISG represent the value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value, value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized straight line over the expected useful life of 5 years and value of employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over a weighted average useful life of 3.1 years.

•	In second quarter 2006 we recorded amortization expense of $167,533 for the intangible assets acquired as a result of the HealthPlan Choice asset purchase, which was fully amortized in second quarter 2006.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
•	In second quarter 2007 we incurred amortization expense of $81,360 compared to $18,351 in second quarter 2006 for the software and website development. As of September 30, 2006, the Company determined that intangible assets pertaining to the Company’s former website were impaired. Expense in second quarter 2007 pertains to the Company’s new web site whereas second quarter 2006 expense pertains to the Company’s old web site.

•	In second quarter 2007 we incurred amortization expense of $13,434 pertaining to the Company’s July 17, 2006 purchase of the Internet domain name www.healthbenefitsdirect.com.

•	In second quarter 2007 we incurred depreciation expense of $147,377 as compared to $104,022 in second quarter 2006. The increase pertains to the depreciation of fixed assets acquired subsequent to June 30, 2006.

•	In second quarter 2007 we incurred rent, utilities, telephone and communications expenses of $613,713 as compared to $535,576 in second quarter 2006, an increase of $78,137 or 15%. Rent, utilities, telephone and communications expenses consisted of the following:

	For the Three Months
	Ended June 30,
	2007	2006
Rent, utilities and other occupancy	$433,017	$385,349
Telephone and communications	180,696	150,227

Total	$613,713	$535,576

•	In second quarter 2007 we had increases in rent, utilities and other occupancy as compared to second quarter 2006 attributable to the cost of new and larger facilities. We relocated our New York sales office to a larger office in the third quarter of 2006. In November, 2006 we moved our corporate offices in Radnor to a new and larger office.

•	In second quarter 2007 we had an increase in telephone and communications expense as compared to second quarter 2006 due to the increase in the number of sales agents.

•	In second quarter 2007 we incurred professional fees of $633,421 as compared to $419,954 in second quarter 2006, an increase of $213,467. The increase was primarily attributable to technology outsourcing fees, legal and recruiting fees.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
•	In second quarter 2007 we incurred other general and administrative expenses of $402,015 as compared to $537,654 in second quarter 2006, a decrease of $135,639 or 25%. Other general and administrative expenses consisted of the following:

	For the Three Months
	Ended June 30,
	2007	2006
Licensing and permit fees	$93,489	$127,636
Travel and entertainment	88,917	131,631
Office expense	170,568	149,603
Cost of integrating HealthPlan Choice Atlanta office as a satellite sales office	—	102,615
Other	49,041	26,169

Total	$402,015	$537,654

•	We incur licensing and appointment costs associated with the licensing of our employee insurance agents.

•	During 2006 we incurred $102,615 pertaining to the cost of integrating HealthPlan Choice’s office as our Atlanta satellite sales office, which we subsequently closed in the fourth quarter of 2006.

•	In second quarter 2007 we had an increase in office expense as compared to 2006 due to increase in office space and operations.
Other income (expenses)
Interest income in second quarter 2007 and second quarter 2006 was attributable to interest-bearing cash deposits resulting from the capital raised in private placements.
Interest expense in second quarter 2007 pertains to imputed interest on certain employee obligations whereas interest expense in second quarter 2006 pertains to our line of credit, which was repaid in full during the second quarter of 2006.
Net loss
As a result of these factors, we reported a net loss of $2,707,139 or $.08 loss per share in second quarter 2007 as compared to a net loss of $4,264,486 or $0.15 loss per share in second quarter 2006.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
SIX MONTHS ENDED JUNE 30, 2007 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2006
Revenues
For the six months ended June 30, 2007 (“2007”), we earned revenues of $9,656,408 compared to $3,859,979 for the six months ended June 30, 2006 (“2006”), an increase of $5,796,429 or 150%. The primary reasons for the increase in revenues is the increase in number of licensed insurance agents employed by the Company, the increase of the number of insurance products being sold, the ISG acquisition and increased lead revenue. Revenues include the following:

	For the Six Months
	Ended June 30,
	2007	2006
Commission revenue from carriers excluding periodic bonuses and ISG	$7,671,995	$2,904,193
Periodic bonus revenue from carriers	512,613	172,858
ISG commission revenue	975,863	584,435
Lead sale revenue	495,937	198,493

Total	$9,656,408	$3,859,979

•	In 2007 we earned commission revenue from carriers excluding periodic bonuses and ISG revenues of $7,671,995 as compared to $2,904,193 in 2006. The primary reasons for the increase is the increase in number of licensed insurance agents employed by the Company from 74 at June 30, 2006 to 96 at June 30, 2007 and the increase of the number of insurance products being sold.

•	In 2007 we earned periodic bonuses from carriers of $512,613 as compared to $172,858 in 2006. The Company receives bonuses from certain carriers, which are based primarily on the Company’s sales performance and criteria established by carriers.

•	In 2007 we earned revenue of $975,863 relating to ISG as compared to $584,435 in 2006. We acquired ISG during the second quarter of 2006 and we only recognized ISG revenue in the second quarter of 2006 whereas we recognized ISG revenue in first and second quarters of 2007.

•	In 2007 we earned revenues of $495,937 relating to the sale of leads to third parties as compared to $198,493 in 2006. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reasons for the increase is an increased emphasis on identifying leads suitable for sale and the increased number of leads purchased.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
Total Operating Expenses
The Company’s total operating expenses for 2007 was $15,788,677 as compared to $10,387,106 for 2006 or an increase of $5,401,571 or 52% as compared to 2006. Total operating expenses consisted of the following:
•	In 2007 we incurred salaries, commission and related taxes of $7,915,624 as compared to $5,538,358 for 2006. Salaries, commission and related taxes consisted of the following:

	For the Six Months
	Ended June 30,
	2007	2006
Salaries, wages and bonuses	$4,764,389	$3,304,116
Share based employee and director compensation	815,213	844,951
Commissions to employees	1,303,838	664,241
Commissions to non-employees	209,638	144,251
Employee benefits	218,207	110,856
Payroll taxes	461,845	374,109
Severance and other compensation	74,328	12,500
Directors’ compensation	68,166	83,334

Total	$7,915,624	$5,538,358

•	Salaries and wages were $4,764,389 as compared to $3,304,116 for 2006, an increase of $1,460,273 or 44%. This increase is the result of $100,000 of management bonuses paid in 2007 and the hiring of additional executive and administrative personnel employed by the Company. The Company had 221 and 212 employees at June 30, 2007 and 2006, respectively.

•	Share based employee and director compensation expense was $815,213 in 2007 as compared to $844,951 in 2006. Share based employee and director compensation consists of stock option and restricted stock grants, which are valued at fair-value at the date of the grant and expensed over the stock option’s vesting period or the duration of employment, whichever is shorter. The decrease in expense in second quarter 2007 as compared to second quarter 2006 is the result of the vesting schedules of stock options issued in 2005 and the first quarter of 2006.

•	Commissions to employees were $1,303,838 in 2007 as compared to $664,241 in 2006. The increase was the result of an increase in sales that resulted in higher sales commission expense.

•	Commissions to non employees were $209,638 in 2007 as compared to $144,251 in 2006. We pay commissions to non employee ISG agents. We acquired ISG during the second quarter of 2006 and we only recognized commission expense to non employees in the second quarter of 2006 whereas we recognized commission expense to non employees in first and second quarter of 2007.

•	Employee benefits expense was $218,207 in 2007 as compared to $110,856 in 2006. The Company implemented an expanded employee benefits package during 2006, which included group medical, dental and life insurance coverage and further enhanced employee benefits in 2007 with the addition of a 401(k) plan. The employee pays the majority of the cost of group insurance coverage.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
•	Payroll taxes expense was $461,845 in 2007 as compared to $374,109 in 2006. The increase was the result of higher salaries, wages, bonuses and commissions to employees.

•	Severance and other compensation expense was $74,328 in 2007 as compared to $12,500 in 2006. The increase was the result of higher severance, vehicle and equipment allowances.

•	Lead, advertising and other marketing was $3,795,653 in 2007 as compared to $1,571,557 in 2006, an increase of $2,224,096 or 142%.
•	In 2007 we had an increase in lead expense of $2,108,162 as compared to 2006. As we increase the number of licensed agents we employ, we expect our lead expense to increase in the future in order to facilitate the flow of quality leads to our sale agents.

•	In 2007 we had an increase in advertising and other marketing of $115,934 as compared to 2006, which increased as a result of direct mail marketing activities in 2007.
•	Depreciation and amortization expense was $1,113,084 in 2007 as compared to $839,313 in 2006. Depreciation and amortization expense consisted of the following:

	For the Six Months
	Ended June 30,
	2007	2006
Amortization of intangibles acquired as a result of the ISG acquisition	$663,900	$480,136
Amortization of intangibles acquired as a result of the HealthPlan Choice Asset Purchase	—	167,533
Amortization of software and website development	136,497	33,478
Amortization of Internet domain name	26,867	—
Depreciation expense	285,820	158,166

Total	$1,113,084	$839,313

•	In 2007 we incurred amortization expense of $663,900 as compared to $480,136 for the intangible assets acquired from ISG. The ISG acquisition was effective April 3, 2006. The intangible assets acquired from ISG represent the value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value, value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized straight line over the expected useful life of 5 years and value of employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over a weighted average useful life of 3.1 years.

•	In 2006 we recorded amortization expense of $167,533 for the intangible assets acquired as a result of the HealthPlan Choice asset purchase, which was fully amortized in 2006.

•	In 2007 we incurred amortization expense of $136,497 compared to $33,478 in 2006 for the software and website development. As of September 30, 2006, the Company determined that intangible assets pertaining to the Company’s former website were impaired. Expense in 2007 pertains to the Company’s new web site whereas 2006 expense pertains to the Company’s old web site.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
•	In 2007 we incurred amortization expense of $26,867 pertaining to the Company’s July 17, 2006 purchase of the Internet domain name www.healthbenefitsdirect.com.

•	In 2007 we incurred depreciation expense of $285,820 as compared to $158,166 in 2006 period. The increase pertains to the depreciation of fixed assets acquired subsequent to June 30, 2006.

•	In 2007 we incurred rent, utilities, telephone and communications expense of $1,264,452 as compared to $787,195 in 2006, an increase of $477,257 or 61%. Rent, utilities, telephone and communications expenses consisted of the following:

	For the Six Months
	Ended June 30,
	2007	2006
Rent, utilities and other occupancy	$879,091	$553,278
Telephone and communications	385,361	233,917

Total	$1,264,452	$787,195

•	In 2007 we had increases in rent, utilities and other occupancy as compared to 2006 attributable to the cost of new and larger facilities. We relocated our New York sales office to a larger office in the third quarter of 2006. In November, 2006 we moved our corporate offices in Radnor to a new and larger office.

•	In 2007 we had an increase in telephone and communications expense as compared to 2006 due to the increase in the number of sales agents.

•	In 2007 we incurred professional fees of $893,728 as compared to $788,262 in 2006, an increase of $105,466 primarily attributable to technology outsourcing fees.

•	In 2007 we incurred other general and administrative expenses of $806,136 as compared to $862,421 in 2006, a decrease of $56,285 or 7%. Other general and administrative expenses consisted of the following:

	For the Six Months
	Ended June 30,
	2007	2006
Licensing and permit fees	$210,605	$256,784
Travel and entertainment	166,710	202,243
Office expense	367,183	252,469
Cost of integrating HealthPlan Choice Atlanta office as a satellite sales office	—	102,615
Other	61,638	45,310

Total	$806,136	$862,421

•	We incur licensing and appointment costs associated with the licensing of our employee insurance agents.

•	During 2006 we incurred $102,615 pertaining to the cost of integrating HealthPlan Choice’s office as our Atlanta satellite sales office, which we subsequently closed in the fourth quarter of 2006.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
•	In 2007 we had an increase in office expense as compared to 2007 due to increase in office space and operations.
Other income (expenses)
In 2006 we reported income of $60,537 from the reversal of the registration rights penalty accrued at December 31, 2005. The registration of the shares was effective July 7, 2006, which was prior to the date after which a penalty would have been incurred.
Interest income in 2007 and 2006 was attributable to interest-bearing cash deposits resulting from the capital raised in private placements.
Interest expense in 2007 pertains to imputed interest on certain employee obligations whereas interest expense in 2006 pertains to our line of credit, which was repaid in full during the second quarter of 2006.
Net loss
As a result of these factors, we reported a net loss of $5,975,637 or $0.19 loss per share in 2007 as compared to a net loss of $6,276,845 or $0.23 loss per share in 2006.
LIQUIDITY AND CAPITAL RESOURCES
At June 30, 2007, we had a cash balance of $11,037,198 and working capital of $3,446,754
On March 30, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) and completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of our Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of our Common Stock. Pursuant to the Purchase Agreement, we sold investment units (each, a “Unit”) in the Private Placement at a per Unit purchase price equal to $2.25. Each Unit sold in the Private Placement consisted of one share of Common Stock and a Warrant to purchase one-half (1/2) of one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment (the “Warrant”). The gross proceeds from the Private Placement were $11,250,000 and we intend to use the net proceeds of the Private Placement for working capital purposes. The Company’s Chief Executive Officer and Chairman, Alvin H. Clemens, purchased 1,000,000 Units in the Private Placement.
In connection with the 2007 private placement, the Company paid the placement agents an aggregate placement fee equal of $787,500 plus the reimbursement of certain expenses in the amount of $42,500. The Company also issued to the placement agents Warrants (the “Placement Agent Warrants”) to purchase in the aggregate 350,000 shares of the Company’s Common Stock with an exercise price of $2.80 and exercisable from September 30, 2007 through March 30, 2010. The Company also incurred legal and other expenses in the amount of $65,240 in connection with the 2007 private placement.
On March 30, 2007 in connection with the 2007 private placement we received $6,817,500, which represented a portion of the gross proceeds of $6,255,000 together with an overpayment of $562,500 from one investor. On April 2, 2007 we received $4,165,000, which was remaining gross proceeds of $4,995,000 net of placement agents’ fees and expenses of $830,000. Also on April 2, 2007 we returned the overpayment of $562,500 to the private placement investor.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
On January 11, 2006, we completed the closing of a private placement of a total of 169 units, each unit (“2006 Unit”) consisting of 50,000 shares of our common stock and a detachable, transferable warrant to purchase shares of our common stock, at a purchase price of $50,000 per 2006 Unit. Each warrant issued in the private placement entitles the holder to purchase shares of our common stock at an exercise price of $1.50 per share and expires on the three-year anniversary of the date of issuance, subject to certain redemption provisions. We received aggregate net proceeds from the private placement of $7,240,502 in 2005 and aggregate net proceeds of $6,164,174 in 2006. During 2007 certain holders of the warrants issued in connection with the private placement completed in 2006 exercised their warrants to purchase in aggregate 225,000 shares of our common stock at an exercise price of $1.50 per share for an aggregate exercise price of $337,500.
At June 30, 2007, we had a restricted cash balance of $1,150,000, which represents money market account balances with a restricted balance pertaining to 2 letters of credit for the benefit of the landlords of the Company’s Deerfield Beach Florida and New York offices. The money market accounts are on deposit with the issuer of the letters of credit. The terms of the Company’s money market accounts and letters of credit allow the Company to receive the interest on the money market accounts but prohibits the Company’s use of the balance.
Net cash used by operations was $1,409,245 in 2007 as compared to net cash used in operations of $3,813,477 in 2006. In 2007 the Company used cash to fund the Company’s net loss of $5,975,637 and:
•	Decreases in accounts receivable of $879,580 related to the collection of bonus commissions earned in the fourth quarter of 2006, increased unearned commission advances and to a lesser extent increased earned revenues;

•	Increases in deferred compensation advances of $176,140. We have advanced commissions to employee and non employee agents, which are ultimately charged to expense in proportion to the Company’s recognition of unearned commissions as revenue;

•	Increases in unearned commission advances of $2,229,195 relating to increased commission payments from certain of the Company’s insurance carriers that advance the Company future commission revenue. The Company has agreements with certain of its insurance carriers whereby the Company’s insurance carriers advance the Company first year premium commissions before the commissions are earned. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. These advance agreements represent a material source of cash to fund the Company’s operations. The Company’s advance agreement with its largest insurance carrier cannot exceed $9,000,000, can be terminated by either party and in the event of termination the Company’s outstanding advance balance can be called by the insurance carrier with 7 days written notice. As of June 30, 2007, the Company’s outstanding advance balance with this carrier was $5,305,305. The Company’s advance agreement with its second largest insurance carrier allows the insurance carrier to terminate future advances and convert the outstanding advance balance into a promissory note, which if not repaid within 30 days, would incur interest expense. As of June 30, 2007, the Company’s outstanding advance balance with this carrier was $1,860,307.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (continued)
In addition to cash used in operating activities, during the three months ended June 30, 2007 we:
•	Recorded $835,688 of stock-based compensation and consulting expense. Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied.

•	On February 15, 2007, the Company granted 125,000 restricted shares of Common Stock to each of Charles A. Eissa, the Company’s President and Chief Operating Officer, and Ivan M. Spinner, the Company’s Senior Vice President, in accordance with the terms of the Company’s 2006 Omnibus Equity Compensation Plan (the “Plan”). The shares granted to Messrs. Eissa and Spinner were valued at $3.00 per share and will vest as follows: 50,000 shares on February 15, 2008; 50,000 additional shares on February 15, 2009; 2,083 shares per month on the 15th day of each month thereafter beginning on March 15, 2009 through January 15, 2010; and 2,087 shares on February 15, 2010. The expense pertaining to these restricted stock grants is included in the aforementioned stock based compensation and consulting expense.
Net cash used by investing activities in 2007 was $613,848 as compared to $2,267,264 in 2006. The decrease in cash used was primarily attributable to the 2006 purchase of ISG. During the second quarter of 2006 we completed the acquisition of ISG for approximately $1.2 million, capitalization of software development costs of $81,596 and the acquisition property and equipment of $958,340 including assets acquired as a result of HealthPlan Choice asset purchase.
Net cash provided by financing activities in 2007 was $10,748,510 as compared to $4,614,544 in 2006.
•	In 2007 we completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of our Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of our Common Stock. Gross proceeds were $11,250,000 and placement and other fees paid in connection with the 2007 private placement were $895,240.

•	In 2007 certain holders of the Company’s warrants exercised their warrants to purchase in aggregate 262,500 shares of the Company’s common stock at an exercise price of $1.50 per share and the Company received $393,750.

•	In 2006 the Company completed a private placement, which began in 2005. During the first quarter of 2006 we received net proceeds from the sale of common stock of $6,164,174.

•	During the second quarter of 2006 we disbursed $1,150,000 from cash and deposited this amount into a certificate of deposit, which is reported as restricted cash. The certificate of deposit, which was subsequently converted into an interest bearing money market account, on deposit with the same bank that issued 2 letters of credit for the benefit of the Company’s landlords of our new Florida and New York offices.

•	During the second quarter of 2006 we repaid our $399,630 outstanding balance of a line of credit with Regions Bank dated August 2004. The Company has no further obligations regarding this line of credit and this line of credit is not available for future borrowing.
Management believes that our cash on hand as of June 30, 2007 will be sufficient to meet our cash requirements through at least the next 12 months.

ITEM 3. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
Management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report are functioning effectively to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. A controls system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.
Changes in Internal Control Over Financial Reporting
No change in our internal control over financial reporting occurred during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION
Item 6. Exhibits

Exhibit No	Description

31.1	Certificate of the Chief Executive Officer of Health Benefits Direct Corporation required by rule 13a-14(a) under the Exchange Act.

31.2	Certificate of the Chief Financial Officer of Health Benefits Direct Corporation required by rule 13a-14(a) under the Exchange Act.

32.1	Certificate of the Chief Executive Officer of Health Benefits Direct Corporation required by rule 13a-14(b) under the Exchange Act.

32.2	Certificate of the Chief Financial Officer of Health Benefits Direct Corporation required by rule 13a-14(b) under the Exchange Act.

SIGNATURES
In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH BENEFITS DIRECT CORPORATION
Dated: August 14, 2007	By:	/s/ ALVIN H. CLEMENS
Alvin H. Clemens
Chairman and Chief Executive Officer (Principal Executive Officer)

Dated: August 14, 2007	By:	/s/ ANTHONY R. VERDI
Anthony R. Verdi
Chief Financial Officer (Principal Financial and Accounting Officer)